Exhibit 10.13

[Translation]

By e-mail: charles.boulanger@leddartech.com

CONFIDENTIAL

May 1, 2023

Mr. Charles Boulanger

Chief Executive Officer

Leddartech Inc.

240-4535 boul. Wilfrid-Hamel

Quebec City, Quebec G1P 2J7

Re:	Bridge loan
File:	D170967

Dear Mr. Boulanger,

In response to your request for financial assistance for the purpose of your project, we are pleased to inform you that Investissement Québec has been authorized to grant your company a loan of up to five million dollars ($5,000,000), subject to the terms and conditions hereof.

Attached you will find two copies of a loan offer that sets out the terms and conditions of the loan. To accept the offer, you must return a duly signed copy of it to us before May 5, 2023. For greater certainty, this offer cancels and replaces any other offer and all prior discussions between IQ and the Company relating to the Loan, and in particular the loan offer made by IQ on April 30, 2023 and accepted by the Company on May 1, 2023.

Please send us the following with the loan offer:

☒	the resolution(s) authorizing the signing of the loan offer;

☒	the banking information form, duly completed and signed.

Please do not hesitate to contact the undersigned should you require further information.

Yours very truly,

Nancy L’espérance

Director, Specialized Investment

Main Office, Investissement Québec

Att.

[3 sets of initials]
IQ’s initials
Page 1 / 7

BY:	INVESTISSEMENT QUÉBEC, a legal person constituted under the Act respecting Investissement Québec (CQLR, chapter I-16.0.1), having its head office at 1195 avenue Lavigerie, Suite 060, Quebec City, Quebec G1V 4N3 (“IQ”).

TO:	LEDDARTECH INC., a legal person duly constituted pursuant to the Canada Business Corporations Act having its principal place of business at 240-4535 boulevard Wilfrid-Hamel, Quebec City, Quebec G1P 2J7 (the “Company”).

1.	LOAN

1.1	IQ offers the Company a loan of up to five million dollars ($5,000,000) (the “Loan”), on the terms and conditions set forth herein.

1.2	The capitalized words and expressions used herein have the meaning given to them in Schedule A hereto unless a particular meaning is given to them according to the context or under a specific provision. Schedule A forms an integral part hereof.

2.	PROJECT

2.1	The Loan is only offered to support the Company’s working capital until receipt of Tranche A (the “Tranche A Closing”) of the additional investment in the form of a Private Placement of Convertible Debentures (the “PIPE”) in an amount of at least US$43,000,000 to be carried out by the Company and disbursed in two equal instalments in which IQ participates, among others,(the “Project”). The PIPE will allow the Company to complete a transaction with Prospector Capital Corp., an American public Special Purpose Acquisition Corporation, the securities of which are traded on the NASDAQ, the whole as more fully described in the letter of intent entered into between IQ and the Company dated April 20, 2023 (the “PIPE Letter of Intent”).

3.	INTEREST RATE

3.1	The Loan will bear interest as of each disbursement at the annual rate of 15.7%, compounded monthly.

4.	REPAYMENT OF LOAN PRINCIPAL AND INTEREST

4.1	The Company shall repay the Loan in full in a single instalment equal to the total amount of the Loan, including any accrued interest in accordance with section 3, on the earlier of the following dates: (i) June 22, 2023, (ii) the Tranche A Closing date or (iii) upon the occurrence of a Default (the “Repayment Date”), it being understood that IQ may, to its complete satisfaction, set off the amount of the Loan plus accrued interest from the amount disbursed by it at the Tranche A Closing of the PIPE.

5.	DISBURSEMENT

5.1	The Loan shall be disbursed in up to three tranches as follows:

5.1.1	A first tranche of $2,500,000 (“Tranche 1”) shall be disbursed at Closing following the fulfilment, to IQ’s complete satisfaction, of all the terms and conditions described in section 6.1 below.

[3 sets of initials]
IQ’s initials
Page 2 / 7

5.1.2	The second and third tranche of the Loan, in the total amount of up to $2,500,000 (“Tranche 2” or “Tranche 3”, as the case may be) shall be disbursed following the fulfilment, to IQ’s complete satisfaction, of all the terms and conditions described in section 6.2 below. Notwithstanding the foregoing, IQ may reduce the authorized amount of the Loan at any time, at its complete discretion.

6.	UNDERTAKINGS TO BE COMPLIED WITH PRIOR TO EACH DISBURSEMENT

6.1	The disbursement of Tranche 1 shall not take place until IQ has obtained to its complete satisfaction:

6.1.1	a letter deferring the expiry of its bridge loan and senior loan from the Fédération des caisses Desjardins du Québec (“Desjardins”) to IQ (the “Tranche 1 Deferral Letter”) as well as consent to the Company repaying the Loan on the Repayment Date. For greater certainty, the Tranche 1 Deferral Letter shall confirm the deferral to May 29, 2023 of an estimated $411,000 in interest, which shall become due and payable the week of May 1, 2023;

6.1.2	the security indicated under “SECURITY” with confirmation of its publication;

6.1.3	in-house financial statements dated less than 60 days of the Company and its subsidiaries, which must not show any material change compared to the financial statements IQ received previously;

6.1.4	cash flow budget covering 10 weeks as of the disbursement of Tranche 1 (the “Cash Flow Budget”);

6.1.5	legal opinions from the Company’s external advisers on the corporate status of the Company, its ability to borrow, the validity of the security indicated under “SECURITY”, the Company’s ability to grant it, its enforceability and any other subject IQ may require;

6.1.6	the payment in full of the invoices for professional fees incurred by IQ in connection with Loan and the PIPE; and

6.1.7	any other condition IQ may reasonably require.

6.2	The disbursements of Tranche 2 and Tranche 3 (if required), respectively, shall not take place until IQ has obtained to its complete satisfaction:

6.2.1	a disbursement request;

[3 sets of initials]
IQ’s initials
Page 3 / 7

6.2.2	confirmation of the participation of each investor in Tranche A of the PIPE, with the exception of IQ (the “PIPE Investors”) and receipt of the final related documentation. For greater certainty, such confirmation shall be in writing from each of the PIPE Investors and declare that they are satisfied with the final closing documentation for Tranche A of the PIPE, and in particular the subscription agreement, including the clauses specific to IQ, the debenture, the warrants and the agreement among the creditors;

6.2.3	a letter deferring the expiry of its bridge loan and senior loan from Desjardins to IQ (the “Tranche 2 Deferral Letter”). For greater certainty, the Tranche 2 Deferral Letter shall confirm the deferral of an estimated $446,500 in interest which will become due and payable during the week of June 5, 2023 to the earlier of the following dates: (ii) June 22, 2023 or (ii) the Tranche A Closing date, it being understood that concurrently with the payment of Tranche 2, Desjardins may require that the Company pay the $411,000 in deferred interest described in the Tranche 1 Deferral Letter;

6.2.4	the drafts, in final form but unsigned, relating to (i) the amendment of the RIFL as well as (ii) all closing documents for Tranche A of the PIP referred to in the PIPE Letter of Intent;

6.2.5	an up-to-date report on the Cash Flow Budget;

6.2.6	confirmation that the Company complies with the undertakings set forth herein in favour of IQ;

6.2.7	payment in full of the invoices for professional fees incurred by IQ in connection with Loan and the PIPE;

6.2.8	any other condition IQ may reasonably require.

7.	SECURITY

7.1	As a specific and ongoing guarantee of the Company’s performance of all its obligations toward IQ and to guarantee the performance of all its other present and future, direct and indirect obligations toward IQ, the Company shall grant IQ a hypothec in the amount of $5,000,000 plus an additional hypothec in the amount of $1,000,000 charging the universality of its present and future, tangible and intangible moveable property, it being understood that such hypothec shall be subject to the hypothec in favour of Desjardins to guarantee its senior loan and bridge loan.

8.	SPECIFIC UNDERTAKINGS OF THE COMPANY

8.1	Other than the general undertakings set out herein, the Company agrees, from acceptance of this offer until full repayment of the Loan:

8.1.1	to carry on business in the normal course:

8.1.2	to provide to IQ weekly an up-to-date version of the Cash Flow Budget;

[3 sets of initials]
IQ’s initials
Page 4 / 7

8.1.3	with the exception of the PIPE, not to take on any debt and not to pay principal or interest under any debt instrument of the Company other than (i) the Loan; (ii) a maximum of approximately $411,000 in interest/costs in favour of Desjardins, as deferred in the Tranche 1 Deferral Letter; and (iii) a maximum of approximately $446,500 in interest/costs in favour of Desjardins, as deferred in the Tranche 2 Deferral Letter;

8.1.4	to maintain its head office, decision-making centre and principal place of business as well as a substantial portion of its assets in Quebec and to comply with the undertakings set forth in section 5.6 of the agreement among the shareholders of the Company concerning the intellectual property, mutatis mutandis;

8.1.5	not to change, amend or enter into new employment contracts with any of the “top 9” managers or executives (which consist of the Vice-Presidents and “C-levels”) who earn the highest salaries in the Company; and

8.1.6	not to make any change in the compensation agreements, policies or practices of the managers or executives referred to in the foregoing section and not to allow the payment of any bonus to such managers or executives of the Company for the Company’s most recent fiscal year;

8.2	In addition to the above undertakings, the Company hereby agrees and reiterates in favour of IQ any other undertaking set forth in the Desjardins senior loan and bridge loan, including in particular but without limitation any financial and information undertaking.

9.	DEFAULT

9.1	The Company shall be in default (a “Default”) if:

9.1.1	it does not pay when due any principal or interest on the Loan;

9.1.2	it fails to perform, comply with or fulfil any obligation or undertaking hereunder;

9.1.3	it fails to abide by the Cash Flow Budget;

9.1.4	the PIPE Letter of Intent or any subscription or other agreement to be entered into evidencing the PIPE is resiliated or cancelled before the Tranche A Closing;

9.1.5	it sells all or a substantial part of its assets;

9.1.6	it assigns its property, is the subject of a receivership order under the Bankruptcy and Insolvency Act, makes a proposal to its creditors or commits an act of bankruptcy under the said Act, takes advantage of the Companies’ Creditors Arrangement Act or is subject to a liquidation order under the liquidation rules prescribed by the Business Corporations Act or any similar statute, if it is insolvent or about to become insolvent or if it does not maintain its legal existence, or if, in IQ’s opinion, its financial situation deteriorates such that its survival is in jeopardy;

[3 sets of initials]
IQ’s initials
Page 5 / 7

9.1.7	it is in default under an agreement or guarantee relating to its borrowings or is subject to a demand to repay any demand loan including, without limiting the generality of the foregoing, if it is in default under any agreement entered into with IQ;

9.1.8	a Material Change occurs in the nature of the Company’s operations or the level of risk generally in the opinion of IQ and without its consent;

9.1.9	in the case of error or omission in a statement, failure to disclose, misrepresentation, fraud or falsification of documents on the part of the Company;

9.1.10	it fails to fulfil any of its undertakings stipulated in the terms and conditions of this offer; and

9.1.11	there is a cross default with any other debt or obligation, including any default affecting any financing instrument toward any lender of the Company, including Desjardins and IQ.

12.	COMMITMENT FEE [sic: the numbering skips 2 sections in the French]

12.1	This offer is subject to a commitment fee (“Commitment Fee”) of 1% of the maximum amount of the Loan, i.e. $50,000, payable upon disbursement of Tranche 1. Notwithstanding any provision to the contrary, the Company agrees that the $50,000 Commitment Fee shall be paid and set off from the disbursement of Tranche 1 of the Loan.

12.2	The mere cashing of the Commitment Fee shall not create any entitlement in favour of the Company and shall in no way oblige IQ to make any disbursement of the Loan, such rights and obligations being generated only to the extent that the terms and conditions indicated in this offer are met.

13.	FEES AND COSTS

13.1	All fees and costs incurred to set up the Loan shall be paid by the Company (lawyers, accountants, etc.), including, for greater certainty, all reasonable fees and costs incurred following the Closing stemming directly from the Loan. The Company agrees that all fees and costs of Fasken Martineau DuMoulin LLP incurred and unpaid as of the disbursement date of any Tranche of the Loan shall be paid and set off from the disbursement of the said Tranche of the Loan. Notwithstanding any provision to the contrary, such fees and costs shall be payable upon presentation of invoices, whether or not the Loan is disbursed.

[3 sets of initials]
IQ’s initials
Page 6 / 7

14.	ASSIGNMENT

14.1	IQ’s rights may be assigned, at IQ’s option, in favour of the following persons (a “Permitted Assign”):

14.1.1	the Government of Quebec;

14.1.2	a Quebec government agency;

14.1.3	a wholly-owned subsidiary of IQ;

14.1.4	a wholly-owned subsidiary of one of the organizations referred to in paragraph 14.1.2 or 14.1.3.

14.2	Any reference to IQ herein shall be deemed to refer to the Permitted Assign, where applicable.

14.3	The Company may not assign its rights and obligations hereunder.

15.	OTHER PROVISIONS

15.1	Only the French version of this offer shall be considered official and it shall take precedence over any translation which may accompany it.

15.2	The Company acknowledges that the provisions set forth in this offer and its schedules have been freely discussed by it and IQ and that it has received adequate explanations as to their nature and scope.

15.3	This offer is deemed to have been signed by all the parties in Quebec City.

15.4	This offer cancels and replaces any other offer and all prior discussions between IQ and the Company relating to the Loan, and in particular the loan offer made by IQ on April 30, 2023 which was accepted by the Company on May 1, 2023.

[signatures on the following page]

[3 sets of initials]
IQ’s initials
Page 7 / 7

INVESTISSEMENT QUÉBEC

Per:	/s/ Nancy L’espérance	Date:	May 1, 2023
Nancy L’espérance Investment Director, Specialized Investment Quebec City Name of authorized signatory in block letters

Per:	/s/ Sébastien Plante	Date:	May 1, 2023
Sébastien Plante, CFA, MBA Senior Manager, Specialized Investment – Quebec City Name of authorized signatory in block letters

ACCEPTANCE BY THE COMPANY

We have read the terms and conditions set out in this offer and the schedules hereto and we accept this offer of a loan.

Per:	/s/ Charles Boulanger	Date:	May 1, 2023

Charles Boulanger, Chief Executive Officer
Name of authorized signatory

111177.00155/122108107.7

LOAN OFFER

File: D170967          Company: Leddartech Inc.

1.	DEFINITIONS

For the purpose of this offer, the following expressions shall have the meaning given to them hereinafter unless the context requires otherwise:

“Default” means any of the defaults mentioned under section 9;

“Material Change” means any change or modification, upward or downward, as the case may be, which, in the reasonable opinion of IQ, could adversely and materially affect the carrying out of the Project or a Material Element;

“Material Element” means the legal existence of the Company, its financial situation, its operating results and its ability to carry on business, hold its assets or perform its general obligations or those under any credit or security agreement to which it may be a party.

2.	INTEREST

2.1.	Any statement of account sent to the Company by IQ shall constitute irrefutable evidence of the accuracy of such calculation if the Company fails to notify IQ otherwise within ten (10) days of receipt of any such statement of account.

2.2.	Any amount which is not paid when due hereunder shall bear interest as of such date at the rate stipulated in this offer, without notice or demand.

2.3.	Any interest which is not paid when due shall bear interest as of such date at the rate stipulated in this offer, without notice or demand

3.	ELECTRONIC TRANSFERS

3.1.	The Loan may be disbursed by IQ directly into the Company’s bank account if IQ has obtained an original of the “Pre-Authorized Debit and Disbursement Authorization – Business” form and, where applicable, an original personalized sample cheque in the name of the Company or the “Confirmation of Banking Information for Electronic Disbursement” form. However, IQ reserves the right to disburse the Loan by cheque if it considers this method of disbursement preferable under the circumstances.

3.2.	The Company hereby authorizes IQ to make, through manual or electronic withdrawals from its bank account, any payment the Company is required to make to IQ hereunder and under any amendment hereof, where applicable. To this end, the Company hereby authorizes the bank or financial institution with which it does business to honour the withdrawals made by IQ and agrees to fill out and sign the “Pre-Authorized Debit and Disbursement Authorization – Business” form.

3.3.	IQ shall send the Company monthly in advance a debit note containing all the information relating to the payments to be made by the Company.

3.4.	The Company agrees to renew the above authorization if it changes banks or financial institutions before the Loan is fully repaid and to inform IQ of such change by giving it a new “Pre-Authorized Debit and Disbursement Authorization – Business” form, duly completed and signed, along with a sample cheque from its new bank or financial institution marked “VOID” containing all required information.

3.5.	The Company agrees that the repayment of any amount owed hereunder and under any amendment hereof, where applicable, shall be made by cheque if IQ considers that method of payment preferable under the circumstances.

[3 sets of initials]
IQ’s initials
Page 1 / 3

LOAN OFFER

File: D170967          Company: Leddartech Inc.

4.	GENERAL UNDERTAKINGS OF THE COMPANY

4.1.	As of the date this offer is accepted and as long as the Company is bound toward IQ in any capacity whatsoever pursuant to this offer, it agrees:

4.1.1	to provide, at IQ’s request, its audited financial statements, its semi-annual financial statements, the financial statements of its subsidiaries and any surety and, where applicable, its consolidated financial statements or any other audited or unaudited financial statement required by IQ, within the time specified by IQ;

4.1.2	to provide annual financial forecasts with working assumptions within 30 days of the beginning of each fiscal year;

4.1.3	not to amend its articles or its issued and paid-up capital stock, including not issuing new shares in its capital stock or purchasing, redeeming, converting or exchanging any shares in its capital stock;

4.1.4	not to merge, dissolve or voluntarily liquidate without IQ’s prior written consent;

4.1.5	not to grant loans or advances to its shareholders, directors or officers or to affiliated or related companies, invest in them or grant them security, other than in the normal course of business;

4.1.6	to deal on a business relationship basis and at arm’s length with any person;

4.1.7	not to purchase or redeem any shares in its capital stock or declare or pay dividends to one or more classes of shareholders without IQ’s prior written consent;

4.1.8	not to move all or a substantial part of its activities outside Quebec without IQ’s prior written consent;

4.1.9	not make any change in the control or ultimate control of the Company.

Control means the holding of shares with a sufficient number of voting rights to elect the majority of the directors of the Company. Ultimate control means the holding of the said shares by one or more natural persons giving control of the Company through one or more legal persons who are shareholders of each other or of the Company. In the event of the death of the shareholder who has ultimate control of the Company, the transmission of the shares of the deceased shareholder to his or her heirs shall not be deemed to constitute a change in the ultimate control of the Company provided the said control remains in the hands of the legal heirs of the deceased shareholder;

4.1.10	to insure the insurable assets related to the Project and keep them insured against all risks, up to their insurable value, or to take out and maintain in effect any insurance required by IQ and to provide IQ, upon request, with a copy of the insurance policies taken out and their renewal. If the Company fails to comply with this undertaking, IQ may remedy it, at the expense of the Company, without prejudice to any other right in its favour;

4.1.11	not to charge, sell or dispose of its assets in any manner without IQ’s prior written consent other than in the normal course of business;

[3 sets of initials]
IQ’s initials
Page 2 / 3

LOAN OFFER

File: D170967          Company: Leddartech Inc.

4.1.12	to disclose to IQ forthwith any litigation or proceeding before a court of justice, tribunal, commission or government agency to which it is a party;

4.1.13	to comply at all times with the laws of Quebec governing it and, more specifically but without limiting the generality of the foregoing, with environmental protection, labour and human rights legislation;

4.1.14	to adopt responsible ethical and social conduct at all times;

4.1.15	to give IQ any document it may consider useful or relevant during the term of the Loan;

4.1.16	to provide, at IQ’s request, the certificates or documents required under the laws of Quebec;

4.1.17	to pay all expenses related to the preparation and registration, where applicable, of the documents required to give legal effect to this offer and any amendment thereof;

4.1.18	to pay all reasonable costs charged by an outside consultant chosen by IQ to advise it on any matter relating to the Loan; more specifically, the following may be given by contract to such outside consultant: the preparation of financial and operational analyses of the Company, the appraisal of the security and intellectual property related to the Project as well as any other matter involving the protection of IQ’s rights;

4.1.19	to allow IQ, upon prior notice to the Company, to enter the Company’s premises during normal business hours to make any verifications considered necessary or useful and to obtain a copy of any document required for such purpose;

4.1.20	not to allow the hypothecs and other security granted by or on behalf of the Company ranking prior to that granted to IQ to guarantee the Loan to be used to guarantee: i) any new obligation as well as any new credit or credit increase, or ii) any sum advanced again following the partial or total repayment of the term loans previously guaranteed by the said hypothecs, where applicable, unless in every case it has obtained the prior written consent of IQ, acting reasonably.

5	GENERAL PROVISIONS

5.1	This contract shall be governed by the laws of Quebec and, in the case of a dispute, the courts of Quebec for the judicial district of [words missing] shall have sole jurisdiction. This offer is also subject to the application of the terms and conditions set out in the Act respecting Investissement Québec.

5.2	By accepting this offer, the Company declares that all the technical, financial or economic information which has been provided to IQ on a historical basis is true.

5.3	For the purpose of this offer, all notices shall be sent in writing by certified or registered mail or e-mail, or delivered by hand. Notices from IQ shall be sent to the head office of the Company, to the attention of the authorized representative who signs the acceptance of this offer for and on behalf of the Company. All notices from the Company or its trustees shall be sent to Investissement Québec, at its place of business at 1001 boul. Robert-Bourassa, Montreal, Quebec, H3B 4L4, to the attention of its Secretary (affaires.juridiques@invest-quebec.com and nancy.lesperance@invest-quebec.com). All notices shall be deemed to have been received on the day of their delivery if they are delivered by hand, the day of their transmission if they are sent by email if that day is a business day, during normal office hours or the following business day, as the case may be, or on the third business day following their mailing by the sender if they are sent by certified or registered mail.

6.	PUBLIC ANNOUNCEMENT

6.1.	By accepting this offer, the Company agrees that IQ may publicly disclose the main parameters of the financial assistance granted to the Company including, without limitation, the name of the Company, its type of business, its location, the nature and amount of the financial intervention provided for herein as well as the number of employees working for the Company.

6.2.	If the Company wishes to officially announce the Project or have an official inauguration, it shall obtain IQ’s consent in order to allow it or its Minister to participate.

[3 sets of initials]
IQ’s initials
Page 3 / 3

File: D170967          Company: Leddartech Inc.

Banking Information Form - Registration

1. Company name and financial intervention file(s)
Company name Leddartech Inc.	☒ Disbursements to company’s account	File number D170967
Address 4535 boulevard Wilfred-Hamel Suite 240	City Quebec City	Province Quebec	Postal code G1P 2J7

2. Bank account details
Company name appearing on bank account
Name of financial institution
Name of contact person at your financial institution
Contact person’s telephone number
Transit number (5 digits)	Financial institution number (3 digits)
Bank account number (minimum 7 digits, including zeros)	Currency

111177.00155/122108107.7

File: D170967          Company: Leddartech Inc.

3. Undertaking and Authorization for Automatic Withdrawal (company)

I hereby authorize Investissement Québec and the financial institution to deduct from my bank account all amounts due under the financial intervention file(s) identified above as well as any subsequent modifications thereto, if applicable, in accordance with the Payments Canada rules. Payments at set intervals or sporadic payments of the full amount of the amounts owed will be debited from my account on the dates indicated in the offer.

I hereby acknowledge and confirm that I waive my right to receive a standard 10-day notice for any automatic withdrawal.

I have certain recourse rights in respect to any debit that does not comply with this agreement. I have the right to receive reimbursement for any debit that is not authorized or that is inconsistent with this agreement. I understand that I may obtain a reimbursement request form, or further information on my recourse rights by contacting my financial institution or by visiting Payments Canada at www.payments.ca.

This authorization may be cancelled by 30-day notice submitted in writing to the following address:

Trésorerie et Mesures fiscales

1195 avenue Lavigerie, bureau 060

Québec, Québec, G1V 4N3

coordonneesbancaires@invest-quebec.com

I agree that Investissement Québec may also use the bank details above to make any disbursement under the financial intervention file(s) identified above.

I agree to notify Investissement Québec in writing immediately of any change related to the bank account.

I authorize Investissement Québec to contact my financial institution to confirm the above bank details.

4. Acceptance
I, the undersigned, hereby acknowledge that 1) I have read and agree to this document and 2) I am an authorized representative of the Company and I have obtained all necessary authorizations.
Name	Signature
Title	Date

111177.00155/122108107.7